UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) – June 8, 2005 (June 6, 2005)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Ontario	001-13718	98-0364441
(Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

     (416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2005, MDC Partners Inc., a Canadian corporation (“MDC Partners” or the “Company”), amended its Credit Agreement, dated September 22, 2004 (as amended the “Credit Facility”), by and among JPMorgan Chase Bank N.A., The Toronto-Dominion Bank, Bank of Montreal, Bank of Nova Scotia and Canadian Imperial Bank of Commerce as lenders (collectively, the “Lenders”), and with the Company, Maxxcom Inc., an Ontario corporation, and Maxxcom Inc., a Delaware corporation, as borrowers. Pursuant to such amendment, among other things, the Lenders (i) agreed to permit the Company to issue 8% convertible unsecured subordinated indentures in an aggregate principal amount not exceeding Cdn $50 million (the “Convertible Debentures”), (ii) modified the definition of “Total Debt Ratio” to exclude the Convertible Debentures from such definition, (iii) required a reduction of the revolving commitments under the Credit Facility by an amount equal to the net proceeds received by the Company from the issuance of the Convertible Debentures, (iv) imposed certain restrictions on the ability of the Company to amend the documentation governing the Convertible Debentures, and (v) modified the Company's fixed charges ratio covenant, effective upon issuance of the Convertible Debentures. A copy of this Amendment No. 5 to the Credit Facility is annexed hereto as Exhibit 10.1.

Item 3.02. Unregistered Sales of Equity Securities.

On June 8, 2005, the Company filed a press release announcing that it has entered into an agreement with two underwriters under which they have agreed to purchase from MDC Partners and resell to the public C$40,000,000 of convertible unsecured subordinated debentures of MDC Partners. In addition, MDC Partners has granted the underwriters an option to purchase up to an additional C$10,000,000 of these debentures on the same terms and conditions, exercisable up to 24 hours prior to closing. Aggregate underwriting discounts and commissions for the offering are expected to be 3.0% of the aggregate principal amount of debentures sold.

Each debenture will have a minimum denomination of C$1,000 and will bear an interest rate of 8.0% per annum, payable in cash semi-annually in arrears on June 30th and December 31st of each year, commencing December 31, 2005. The debentures will mature on June 30, 2010. MDC Partners intends use the net proceeds of this offering to reduce outstanding indebtedness under its revolving credit agreement.

These debentures are being sold outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

A copy of such press release is annexed hereto as Exhibit 99.1.

Risks and Uncertainties:

This document contains forward-looking statements. The Company’s representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about the Company’s beliefs and expectations, particularly regarding the financial and strategic impact of acquiring the Zyman Group, recent business and economic trends, potential acquisitions, estimates of amounts for deferred acquisition consideration and “put” option rights, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:

•	risks associated with effects of national and regional economic conditions;
•	the Company’s ability to attract new clients and retain existing clients;
•	the financial success of the Company’s clients;
•	the Company’s ability to remain in compliance with its credit facility;
•	risks arising from material weaknesses in internal control over financial reporting;
•	the Company’s ability to retain and attract key employees;
•	the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities;
•	foreign currency fluctuations; and
•

risks associated with the delisting procedure initiated by the Nasdaq Stock Market Listing Qualifications Department, due to the fact that the Company is not in compliance with Nasdaq's Marketplace Rule 4310(c)(14) because the Company has not yet filed with the SEC its management report on internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Company’s Annual Report on Form 10-K and in the Company’s other SEC filings.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

 Exhibit 10.1: Amendment No. 5, dated as of June 6, 2005, to the Credit Agreement, dated as of September 22, 2004 (and amended on December 22, 2004), among JPMorgan Chase Bank N.A., The Toronto-Dominion Bank, Bank of Montreal, Bank of Nova Scotia and Canadian Imperial Bank of Commerce as lenders, and with MDC Partners Inc., Maxxcom Inc., an Ontario corporation, and Maxxcom Inc., a Delaware corporation, as borrowers.

 Exhibit 99.1: Press Release filed by the Company on June 8, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: June 8, 2005	MDC Partners Inc.

	By:	/s/ Steven Berns Steven Berns, Vice Chairman and Executive Vice President